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                              FIRSTFED BANCSHARES, INC.

                         1992 STOCK OPTION AND INCENTIVE PLAN

                                   AMENDMENT 1997-1

                                  FEBRUARY 24, 1997


     Pursuant to Section 19 of the FirstFed Bancshares, Inc. 1992 Stock Option and Incentive Plan (the "1992 Option Plan"), FirstFed Bancshares, Inc., by its Directors and on the date stated above, hereby amends the Stock Option Plan, subject to stockholder approval, effective as of January 1, 1997.

     1.   1992 Option Plan Section 7(a) is amended to read as follows:

               "(a) An Option or Right granted under the Plan shall be exercisable as provided in paragraphs (c) and (d) of this Section
          7. Cash settlements of Rights may be made only in accordance with any applicable restrictions pursuant to Rule 16b-3(e) under the Securities Exchange Act of 1934 or any similar or successor provision."

     2. 1992 Stock Option Plan Section 11(a) is hereby amended to read as follows:

               "(a) At the time of an award of Restricted Stock, the committee shall establish for each Participant a Restricted Period of not less than six months during which or at the expiration of which, as the Committee shall determine and provide in the agreement referred to in paragraph (d) of this Section 11, the Shares awarded as Restricted Stock shall vest. Subject to any such other terms and conditions as the Committee shall provide, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, except as hereinafter provided. Except for such restrictions, and subject to paragraphs (c), (d) and (e) of this Section 11 and
          Section 12 hereof, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such shares and the right to vote such shares. The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any shares of Restricted Stock prior to the expiration of the Restricted Period with respect thereto, or to remove any or all of such restrictions, whenever it may determine that such


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          action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of such Restricted Period."

     3.   1992 Option Plan Section 15 is hereby amended to read as follows:

               "15. ASSIGNMENTS AND TRANSFERS. No Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except by will or the laws of descent and distribution in the event of the death of the Participant, or in the case of an award other than an Incentive Stock Option: (i) by gifting for the benefit of descendants for estate planning purposes; or (ii) pursuant to a certified domestic relations order."

     The remaining 1992 Option Plan provisions shall continue in full force and effect.


                                   FIRSTFED BANCSHARES, INC.



                                   By:_____________________________
                                        Secretary








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